Exhibit 99.1

Cellegy Pharmaceuticals to Transfer Listing of Securities from Nasdaq National Market to Nasdaq SmallCap Market

BRISBANE, Calif. – September 15, 2005 – Following a Nasdaq Listing Qualifications Panel determination, the listing of the common stock of Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) will transfer from the Nasdaq National Market to the Nasdaq SmallCap Market, effective at the open of business on Friday, September 16, 2005.  Cellegy’s common stock will continue to trade under the symbol “CLGY.”

The transfer from the Nasdaq National Market is due to the Company not presently meeting the $50 million market capitalization requirement of Marketplace Rule 4450(b)(1)(A).  The Company’s common stock had remained listed during its appeal before a Nasdaq Listings Qualification Panel of a previous determination by the Staff of the Nasdaq Stock Market to remove the common stock from the Nasdaq National Market.  The Company was notified that the Panel determined that the Company’s plan for regaining compliance with the market capitalization requirement was not sufficiently definitive to warrant an extension of time to regain compliance with the listing requirement.

“Unfortunately, our stock price experienced a decline over the summer months due mostly, we believe, to continued uncertainty surrounding the timing and outcome of the FDA’s review of our New Drug Application for our Cellegesic product.  Recently, the stock price has shown some upward movement,” stated Richard C. Williams, Cellegy’s Chairman and Interim Chief Executive Officer.  He continued, “We believe the Company has a robust product pipeline, even apart from whatever action the FDA takes regarding CellegesicTM (nitroglycerin ointment).  We have been very pleased with the commercial launch of Cellegesic (branded Rectogesic® outside of the U.S.) in the United Kingdom, and we expect other European country approvals in the coming months.  Our Tostrex® (testosterone gel) product has been approved by the regulatory authorities in Sweden with commercial sales beginning in the next few weeks, and applications for approval of Tostrex in other European Union countries will be forthcoming.   We continue to progress on the Phase 3 trials for our Savvy® (C31G vaginal gel) product which are on schedule.”

“The transition to the SmallCap Market should not impact public trading of the common stock by our investors,” stated Mr. Williams.  “The Company’s trading symbol will remain unchanged, and daily trading volume and closing price information continues to be available on the same basis as before from online services, financial newspapers, and general circulation newspapers.  It is the Company’s intention to reapply for listing on the Nasdaq National Market if eligibility requirements for that market are once again achieved,” said Mr. Williams.

The Nasdaq Stock Market has two tiers – the Nasdaq National Market that contains the largest and most actively traded stocks, and the Nasdaq SmallCap Market that is the smaller capitalization tier.  The Nasdaq SmallCap is fully automated, and provides real-time trade reporting.  Securities listed on both the Nasdaq National Market and Nasdaq SmallCap Market share a unified order entry system.  Both markets have similar corporate governance standards.

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About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including reduction in the transmission of HIV and sexual dysfunction, as well as gastrointestinal disorders.  In October 2004, Cellegy acquired Biosyn, Inc., a privately held biopharmaceutical company in Huntingdon Valley, Pennsylvania.  The addition of Biosyn, a leader in the development of novel microbicide gel products for contraception and the reduction in transmission of HIV in women, expands Cellegy’s near term product pipeline and complements Cellegy’s women’s health care focus.  Cellegy believes that Savvy (C31G vaginal gel), currently undergoing Phase 3 clinical studies in the United States and Africa, is one of the most clinically advanced products in development for the reduction in transmission of HIV.

Cellegesic (nitroglycerin ointment) for the treatment of pain associated with chronic anal fissures, branded Rectogesic outside the United States, is approved and is marketed by our partner ProStrakan in the United Kingdom. ProStrakan will market Rectogesic throughout the member states of the European Union once other members approve it for marketing.  A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.  FortigelTM, branded Tostrex outside the United States, for the treatment of male hypogonadism, was approved by the Medical Products Agency (MPA) in Sweden in December 2004.  ProStrakan will also distribute Tostrex in Sweden and the European Union.  Approvals of Rectogesic and Tostrex by the other member states of the European Union will be pursued by Cellegy and ProStrakan through the Mutual Recognition Procedure.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors: the timing and outcome of clinical trials, including reduction in transmission of HIV and contraception Phase 3 trials for Savvy; uncertainty as to the timing and outcome of discussions with the FDA, particularly regarding additional requirements for clinical trials and marketing approval of Fortigel, Cellegesic and Tostrelle®; the level of European sales of Rectogesic and Tostrex; and the Company’s ability to complete corporate partnerships and additional financings.  In addition, there are no assurances that the common stock will continue to be eligible for listing on the Nasdaq SmallCap Market.

Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein.  For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004, and to its other Securities and Exchange Commission filings.

For more information:
Robert J. Caso	Richard C. Williams
Vice President, Finance & CFO	Chairman and Interim CEO
Phone: (650) 616-2200	Phone: (650) 616-2200

WWW.CELLEGY.COM

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